                                                                     EXHIBIT 8.1

                           [HALE AND DORR LETTERHEAD]

                               Counsellors at Law

                 60 State Street, Boston, Massachusetts 02109
                       617-526-6000 - fax 617-526-5000

                                              June 11, 1999

Omnia Communications, Inc.
100 Nickerson Road
Marlborough, MA  01752

      Re: Merger pursuant to Agreement and Plan of Merger among CIENA Corporation and Omnia Communications, Inc.

Ladies and Gentlemen:

      This opinion is being delivered to you in connection with the filing of a registration statement (the "Registration Statement") on Form S-4, which includes the Proxy Statement and Prospectus relating to the Agreement and Plan of Merger dated as of March 15, 1999 (the "Merger Agreement"), by and among CIENA Corporation, a Delaware corporation ("CIENA"), and Omnia Communications, Inc., a Delaware corporation ("Omnia"). Pursuant to the Merger Agreement, Omnia will merge with and into CIENA (the "Merger"). Except as otherwise provided, capitalized terms not defined herein have the meanings set forth in the Merger Agreement and the exhibits thereto or in the letters delivered to Hale and Dorr LLP by CIENA and Omnia containing certain representations of CIENA and Omnia relevant to this opinion (the "Representation Letters"). All section references, unless otherwise indicated, are to the United States Internal Revenue Code of 1986, as amended (the "Code").

      In our capacity as counsel to Omnia in the Merger, and for purposes of rendering this opinion, we have examined and relied upon the Registration Statement, the Merger Agreement and the exhibits thereto, the Representation Letters, and such other documents as we considered relevant to our analysis. In our examination of documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories.

OMNIA COMMUNICATIONS, INC.
JUNE 11, 1999
PAGE 2

      We have assumed that all parties to the Merger Agreement and to any other documents examined by us have acted, and will act, in accordance with the terms of such Merger Agreement and documents and that the Merger will be consummated at the Effective Time pursuant to the terms and conditions set forth in the Merger Agreement without the waiver or modification of any such terms and conditions. Furthermore, we have assumed that all representations contained in the Merger Agreement, as well as the factual representations contained in the Representation Letters, are, and at the Effective Time will be, true and complete in all material respects. We have not attempted to verify independently such representations, but in the course of our representation, nothing has come to our attention that would cause us to question the accuracy thereof.

      The conclusions expressed herein represent our judgment as to the proper treatment of certain aspects of the Merger under the income tax laws of the United States based upon the Code, Treasury Regulations, case law, and rulings and other pronouncements of the Internal Revenue Service (the "IRS") as in effect on the date of this opinion. No assurances can be given that such laws will not be amended or otherwise changed prior to the Effective Time, or at any other time, or that such changes will not affect the conclusions expressed herein. Nevertheless, we undertake no responsibility to advise you of any developments after the Effective Time in the application or interpretation of the income tax laws of the United States.

      Our opinion represents our best judgment of how a court would decide if presented with the issues addressed herein and is not binding upon either the IRS or any court. Thus, no assurances can be given that a position taken in reliance on our opinion will not be challenged by the IRS or rejected by a court.

      This opinion addresses only the specific United States federal income tax consequences of the Merger set forth below, and does not address any other federal, state, local, or foreign income, estate, gift, transfer, sales, use, or other tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger). We express no opinion regarding the tax consequences of the Merger to shareholders of Omnia that are subject to special tax rules, and we express no opinion regarding the tax consequences of the Merger arising in connection with the ownership of options or warrants for Omnia stock.

      On the basis of, and subject to, the foregoing, and in reliance upon the representations and assumptions described above, we are of the following opinions:

OMNIA COMMUNICATIONS, INC.
JUNE 11, 1999
PAGE 3



1.    The Merger will constitute a reorganization within the meaning of
Section 368(a) and

2. The discussion under the section "Federal Income Tax Consequences" in the Registration Statement accurately describes the material federal income tax considerations relevant to Omnia stockholders receiving CIENA Common Stock in the Merger.

      No opinion is expressed as to any federal income tax consequence of the Merger except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein.

      This opinion has been prepared solely for your use in connection with the filing of this Registration Statement and speaks as of the date hereof. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name in the Registration Statement in connection with references to this opinion and the tax consequences of the Merger. In giving this consent, however, we do not hereby admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended.

                                    Very truly yours,



                                    HALE AND DORR LLP